Exhibit 10.2

Execution Version

AMENDED AND RESTATED INTERNALIZATION AGREEMENT

This AMENDED AND RESTATED INTERNALIZATION AGREEMENT (this “Agreement”) is dated as of July 10, 2024 , by and among (i) FrontView REIT, Inc., a Maryland corporation (“FrontView REIT”), (ii) FrontView Operating Partnership LP, a Delaware limited partnership (“FrontView OP”), (iii) NADG NNN Property Fund LP, a Delaware limited partnership (the “ Subsidiary REIT”), (iv) NADG NNN Operating LP, a Delaware limited partnership (the “Subsidiary OP”, and together with the Subsidiary REIT, each an “NADG REIT Party”, and collectively, the “NADG REIT Parties”, and together with FrontView REIT and the FrontView OP, each a “FrontView Party”, and collectively, the “FrontView Parties”), (v) NADG (US) LLLP, a Delaware limited liability limited partnership (“Management Parent 1”), (vi) NADG (US), Inc., a Delaware corporation (“Management Parent 2” and, together with Management Parent 1, “Management Parent”), (vii) NADG NNN Property Fund GP, LLLP, a Delaware limited liability limited partnership (the “Subsidiary REIT GP”), (viii) NADG NNN Operating GP, LLLP, a Delaware limited liability limited partnership (the “Subsidiary OP GP”, and together with the Subsidiary REIT GP, the “General Partners”), (ix) North American Realty Services, LLLP, a Florida limited liability limited partnership (“NARS” and together with Management Parent and the General Partners, each a “Management Party”, and collectively, the “Management Parties”), and solely for purposes of Section 7.8, each of Stephen Preston and Randall P. Starr (each a “Restricted Party” and together, the “Restricted Parties”). The FrontView Parties, the Management Parties, and the Restricted Parties are each sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND STATEMENT

WHEREAS, the Parties entered into that certain Internalization Agreement (the “Original Agreement”) dated as of August 23, 2023 (the “Effective Date”);

WHEREAS, as of the Effective Date , (i) Management Parent collectively owns one hundred percent (100%) of the Equity Securities in both of the General Partners (collectively, the “GP Interests”), (ii) the Subsidiary REIT GP is the sole general partner of the Subsidiary REIT, and (iii) the Subsidiary OP GP is the sole general partner of the Subsidiary OP;

WHEREAS, as of the Effective Date , the FrontView Parties are planning to pursue a Public Offering (as defined in the Amended and Restated Limited Partnership Agreement of the Subsidiary OP dated July 9, 2021 (as amended, the “OP LPA”)), which will be effectuated through (i) certain internal restructurings steps, which are further described on Exhibit A hereto (collectively, the “REIT Contribution Transactions”), pursuant to which (x) FrontView REIT will become the general partner of, and holder of the common equity interests in, FrontView OP, and (y) FrontView OP will obtain one hundred percent (100%) of the direct or indirect common equity interests in the NADG REIT Parties, and one hundred percent (100%) of the general and limited partnership interests in the General Partners, and (ii) a subsequent underwritten sale to the public of shares of Common Stock of the FrontView REIT (the “Common Stock”), among other related transactions (collectively, the “IPO”);

WHEREAS, the Management Parties currently provide the services that are required to manage and operate the Business (as defined in the OP LPA) of the NADG REIT Parties (collectively, the “Management Services”) in exchange for certain fees that the Management Parties are entitled to receive from the NADG REIT Parties pursuant to the terms of the OP LPA, including, but not limited to, property management fees, asset management fees, structuring fees, placement fees and acquisition fees (collectively, the “Management Fees”);

WHEREAS, the NADG REIT Parties have been advised by Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and BofA Securities, Inc., as underwriters for the IPO, that it is necessary for the NADG REIT Parties to internalize the Management Services that are provided by the Management Parties in order to maximize the value of the IPO (the actions, steps, transactions and filings required to effect the internalization transaction described herein are collectively referred to as the “Internalization”);

WHEREAS, due to the General Partners’ financial interest in the Internalization, the General Partners have caused each of the NADG REIT Parties to establish and authorize a fully empowered special committee (each, an “Independent Special Committee”) composed of individuals independent and disinterested with respect to the Internalization to consider and evaluate whether the NADG REIT Parties should enter into the Internalization, and to represent the NADG REIT Parties in connection with the negotiation of the Internalization;

WHEREAS, the Independent Special Committee, in consultation with the Independent Special Committee’s independent financial and legal advisors, has evaluated the Internalization described herein, and has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the NADG REIT Parties and has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the Management Parties and the FrontView Parties desire amend and restate the Original Agreement in its entirety and to consummate the Internalization pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows.

AGREEMENT

ARTICLE 1

CONTRIBUTION OF TARGET ASSETS

1.1         Target Assets. On and subject to the terms and conditions of this Agreement, at the Closing the Management Parent and NARS (each, a “Management Contributor”, and collectively, the “Management Contributors”) hereby agree to contribute, convey, transfer, irrevocably assign and deliver to FrontView OP (or its designee), free and clear of all Liens except Permitted Liens, and FrontView OP hereby agrees to accept such contribution from the Management Contributors, effective as of the Effective Time, (i) the GP Interests, including the rights to receive the Management Fees associated therewith, and (ii) the Business Assets. For purposes of this Agreement, “Business Assets” shall mean:

(a)       the fixed assets, including furniture, furnishings, fixtures, leasehold improvements, office equipment, telecommunications equipment, computer systems, mobile equipment and other tangible personal property, listed or described in Schedule 1.1(a) of the Disclosure Schedules (collectively, the “Owned Personal Property”);

(b)       all interests of the Management Parties under (i) that certain Office Lease Agreement, dated as October 2018, by and between Trea 3131 McKinney, LLC and North American Realty Acquisition Corporation, as amended by (x) that certain First Amendment to Office Lease Agreement, dated as of September 9, 2021 and (y) that certain Second Amendment to Office Lease Agreement, dated as of November 15, 2022 (as may be further amended from time to time, the “Office Lease”), and (ii) the other Contracts set forth on Schedule 1.1(b) of the Disclosure Schedules (collectively, the “Assumed Contracts”);

(c)       all files and records (other than Excluded Records) in the possession of the Management Parties that are used in operating the FVR Management Business, including but not limited to files and records relating to (i) the Target Assets; (ii) all Tax Returns, Tax filings or other Tax records related to the FVR Management Business not specifically treated as Excluded Assets in Section 1.2; (iii) the Assumed Liabilities; (iv) all supplier files, asset ledgers and financial records related to the FVR Management Business; and (v) to the extent permitted by Applicable Law, the Continuing Employees, including copies of all personnel files of the Continuing Employees (collectively, the “Files and Records”);

(d)      to the extent transferable or assignable by their terms and pursuant to Applicable Law, the licenses, permits, approvals, authorizations, registrations, certificates, variances or similar rights issued by any Governmental Authority for the FVR Management Business that are set forth on Schedule 1.1(d) of the Disclosure Schedules (the “Assigned Permits”);

(e)      all accounts receivable with respect to any Assumed Contracts or other Business Assets outstanding as of the Effective Time, including, to the extent not paid as of the Effective Time, as set forth on Schedule 1.1(e) of the Disclosure Schedules (the “Accounts Receivable”);

(f)       all prepayments, prepaid expenses and deposits paid by the Management Parties with respect to the Business Assets, including lease, security and utility deposits and prepayments under the Office Lease and any Assumed Contract (“Prepaid Items”);

(g)      all rights of the Management Parties under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Continuing Employees or with third parties related to the FVR Management Business;

(h)      all claims of the Management Parties against third parties arising from or relating to the Business Assets and the GP Interests (including rights and proceeds arising therefrom);

(i)       the Intellectual Property owned, licensed, used or held for use by the Management Parties in connection with the operation of the FVR Management Business that is set forth on Schedule 1.1(i) of the Disclosure Schedules (collectively, the “Assigned Intellectual Property”);

(j)       all goodwill relating to the FVR Management Business.

The Parties acknowledge and agree that the Management Parties are currently undergoing a renovation of the Office Premises in accordance with the Office Lease, which renovation process includes the replacement of a significant portion of the Owned Personal Property used in connection with the FVR Management Business as of the Effective Date . Notwithstanding anything to the contrary set forth herein, the Management Parties shall have the right to dispose of any Owned Personal Property in the ordinary course of such renovation; provided that any replacement property acquired by the Management Parties shall be of substantially similar or better quality, and shall constitute Owned Personal Property upon acquisition by the Management Parties. To the extent that at Closing the Management Parties own or hold any assets, properties, interests or rights of any kind that (i) are not listed as Business Assets in this Section 1.1 and (ii) are reasonably necessary or required to operate the FVR Management Business upon the Closing of the Internalization in a manner that is substantially consistent with the manner in which the FVR Management Business was operated prior to the Internalization, then such assets, properties, interests or rights shall be deemed Business Assets for all purposes hereunder; provided that in no event shall any item set forth on Schedule 1.1(k) be deemed Business Assets hereunder. The Business Assets and the GP Interests are collectively referred to herein as the “Target Assets”.

1.2          Excluded Assets. The parties hereto acknowledge that the Management Parties currently provide management services to other entities in addition to the NADG REIT Parties, and that they will continue to do so following the Closing. Such business and operations of the Management Parties that is not part of the FVR Management Business is referred to herein as the “Retained Business”. The FrontView Parties agree that, notwithstanding anything in this Agreement to the contrary, the assets of the Management Parties that are not expressly included as Target Assets pursuant to Section 1.1 (collectively, the “Excluded Assets”) are being retained as part of the Retained Business of the Management Parties, and are not included in the transactions contemplated hereunder or otherwise being purchased by the FrontView Parties. In furtherance of the foregoing, the Excluded Assets shall include, but are not limited to:

(a)       cash (other than petty cash) and cash equivalents (net of any amounts advanced or reimbursed by the FrontView Parties to the Management Parties for expenses or liabilities that have not been paid and are being assumed by the FrontView Parties);

(b)      all loans, notes, investments, receivables or advances made by or to the Management Parties by or to any officer, director, member, employee, partner, equityholder or affiliated entity of any Management Party;

(c)      all Tax Returns and Tax filings of the Management Parties related to income and franchise Taxes and any Tax books and records of the Management Parties;

(d)      all right, title and interest of the Management Parties in any bank, investment or securities accounts;

(e)      all rights of the Management Parties under this Agreement and the other Transaction Documents; and

(f)       each Management Party’s (i) minute books, stock ledger, share transfer records and other organizational records having to do with the formation and capitalization of such Management Party, (ii) personnel records and other records relating to either the Continuing Employees that such Management Party is required by Applicable Law to retain in its possession, or any Employees that are not Continuing Employees, and (iii) such Management Party’s Tax Returns (collectively, the “Excluded Records”).

1.3           Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, FrontView OP shall assume from the Management Parties (i) the Liabilities set forth on, or described in, Schedule 1.3, and (ii) executory contractual Liabilities and obligations of performance first arising after the Closing under each Assumed Contract (other than any obligation arising out of any breach of contract, breach of warranty, tort, infringement, or violation of Applicable Law occurring at, on or prior to the Closing), and no other Liabilities (the foregoing, the “Assumed Liabilities”). Except for the Assumed Liabilities, nothing contained in this Agreement or any Transaction Document shall be interpreted or construed to result in the assumption by FrontView OP or any of its Affiliates becoming in any way liable for, any other Liability of the Management Parties.

ARTICLE 2

CONTRIBUTION VALUE

2.1          Contribution Value.

(a)         In exchange for the Target Assets, at Closing the FrontView REIT shall cause the FrontView OP to issue to the Management Contributors a number of OP Units equal to (1) the Contribution Value, divided by (2) ten thousand four hundred dollars ($10,400) (the “Aggregate Share Amount”); provided that (x) the parties acknowledge that such value ascribed to the OP Units is based on the agreed value of the NADG Common Units as of the Effective Date , and (y) if between the Effective Date and the Closing the NADG Common Units are changed into a different number or a different class of units as a result of a reclassification, recapitalization, unit split, or combination, exchange or readjustment, or distribution or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Aggregate Share Amount payable hereunder. Fractional OP Units will not be issued. Instead, the number of OP Units issued will be rounded up to a whole number of OP Units.

(b)          For purposes of this Agreement:

(i)          “OP Unit Consideration” means the aggregate number of OP Units that are payable to the Management Contributors at Closing pursuant to Section 2.1(a); and

(ii)         “Contribution Value” means thirty-eight million seven hundred fifty thousand dollars ($38,750,000); provided, however, that the Contribution Value shall be reduced by $1,500,000 if the gross proceeds (i.e., before payment of underwriting discount and commission fees and other offering related costs and expenses) to the FrontView REIT from the sale of the Common Stock in the IPO are less than $250,000,000.

(c)        The OP Unit Consideration shall be allocated among the Management Contributors as determined by the Management Parties. The Management Contributors may distribute the OP Units to their respective partners and additional partners (or owners) of such partners, provided that such distribution complies in all material respects with the Securities Act and applicable rules and regulations thereunder.

2.2           Proration of Ad Valorem Taxes. In the case of any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), FrontView OP and Management Contributors shall apportion all property and similar ad valorem Taxes with respect to the Target Assets based upon the number of days in such Straddle Period. Management Contributors shall be responsible for all such Taxes with respect to the Target Assets for the portion of such Straddle Period ending on the Closing Date, and FrontView OP shall be responsible for all such Taxes with respect to the Target Assets for the portion of such Straddle Period beginning after the Closing Date, as determined on a daily pro rata basis. If the final prorated amounts are not known as of the Closing Date, such amounts shall be estimated and adjustments thereto shall be made after the Closing at such time as they are known to the Parties.

2.3           Tax Treatment. For U.S. federal income tax (and applicable state, local and non-U.S. tax) purposes, the Parties intend that (i) the transfer of the Business Assets to FrontView OP in exchange for the OP Unit Consideration be treated as a contribution of such Business Assets by NARS to the FrontView OP in exchange for partnership interests in FrontView OP (i.e., the OP Units) in a transaction consistent with the requirements of Section 721(a) of the Code and (ii) the transfer of GP Interests by the Management Parent to FrontView OP be treated as an “assets over merger” of each of the General Partners with and into FrontView OP, with FrontView OP being treated as the continuing partnership and each of the General Partners being considered as terminated with its taxable year ending on the Closing Date, under Section 708 of the Code and Treasury Regulations Section 1.708-1(c)(3)(i). Consistent with the foregoing, the transfer of the GP Interests shall be treated as (x) each General Partner contributing all of its assets and liabilities attributable to the portion of the OP Units that are exchanged for the OP Unit Consideration hereunder to FrontView OP in exchange for partnership interests in FrontView OP in a transaction consistent with the requirements of Section 721(a) of the Code, (y) immediately thereafter, the General Partners distributing such interests in FrontView OP to their respective partners that are entitled to receive the OP Unit Consideration hereunder in liquidation of the General Partners, and (z) at the same time, the General Partners distributing assets to FrontView OP in liquidation of FrontView OP’s interest in the General Partners. The Parties agree to treat Tax deductions arising from or relating to the payment or incurrence of expenses in connection with the transactions contemplated by this Agreement that are borne by the Management Contributors pursuant to this Agreement as deductible by the applicable Management Contributor in the Pre-Closing Tax Period to the extent permitted by Applicable Law. The Parties agree that FrontView OP shall use the “traditional method” described in Section 1.704-3(b) of the Treasury Regulations for the Target Assets. The Parties hereto agree to file, and shall cause their respective Affiliates to file, their Tax Returns in a manner that is consistent with the Tax treatment described in this Section 2.3 except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code.

2.4          Withholding Tax. Notwithstanding anything in this Agreement to the contrary, the FrontView Parties shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement, any amounts required to be withheld or deducted under Applicable Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from any recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the Person who would have otherwise been entitled to receive such amount.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT PARTIES

The Management Parties hereby represent and warrant to the FrontView Parties as follows as of the date of this Agreement:

3.1          Due Organization; Ownership of Management Parties.

(a)      Due Organization. Each Management Party is a limited liability limited partnership or corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization or formation, and is duly qualified to conduct business in and is in good standing in each other jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Operations. Each Management Party has all requisite power and authority necessary to own and operate its properties and assets and otherwise to conduct the FVR Management Business as presently conducted.

(b)      Ownership of Management Parties. All of the outstanding ownership interests of the Management Parties are owned of record and beneficially by the Persons listed on Schedule 3.1(b) of the Disclosure Schedules.

3.2          Authority; Enforceability; No Conflicts.

(a)      Due Execution; Enforceability. Each Management Party has all requisite power and authority necessary to enter into this Agreement and the other Transaction Documents to be executed and delivered by it pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents, and the performance by each Management Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of each Management Party. This Agreement and the other Transaction Documents to which each Management Party is or will become a party or signatory (upon the due execution by all other parties thereto) constitute, or when delivered will constitute, the legal, valid and binding obligations of each Management Party enforceable against it in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, moratorium, receivership, insolvency or other laws affecting the rights of creditors, generally, or to general principles of equity.

(b)      No Conflicts. The execution and delivery by each of the Management Parties of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with any Applicable Law, (ii) violate, conflict with or result in a breach or default under any Organizational Document of the Management Parties or, (iii) except as set forth on Schedule 3.2(b) of the Disclosure Schedules, require the consent, waiver or approval of, or notice to any Person (including beneficiaries of any trust), or conflict with, result in a violation or breach of, or constitute an event which, with or without notice or passage of time, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, the Office Lease, or any Assumed Contracts, or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Business Assets, except in the case of clauses (i), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Material Adverse Effect on Operations.

3.3          Ownership of GP Interests. Management Parent owns, beneficially and of record, the GP Interests, free and clear of any Lien, in each case, other than any Liens arising under the Organizational Documents of the FrontView Parties. The GP Interests represent one hundred percent (100%) of the Equity Securities in the General Partners. Upon delivery to the FrontView Parties (or their designees) of the GP Interests at the Closing and the FrontView Parties’ payment of the OP Unit Consideration in accordance herewith, the FrontView Parties (or their designees) shall acquire the GP Interests, free and clear of any Lien, other than Liens created by the FrontView Parties or existing under the Organizational Documents of the FrontView Parties.

3.4          Sufficiency of Assets.

(a)       Management Parties have good, valid and marketable title to or a valid and enforceable leasehold interest in all of the Business Assets, free and clear of any Liens (other than Permitted Liens). At the Closing, Management Parties will transfer all of the Business Assets to FrontView OP, free and clear of all Liens (other than Permitted Liens), such that immediately following the Closing, FrontView OP will have good, valid and marketable title to, or a valid and enforceable leasehold interest in, any and all Business Assets.

(b)       The Business Assets are sufficient in all material respects to own, conduct and operate the FVR Management Business in the usual and ordinary course consistent with past practices, other than as set forth on Schedule 1.1(k).

(c)       As of the Effective Date , there are no Assigned Permits, Assumed Contracts, Accounts Receivable, Assigned Intellectual Property or material Prepaid Items. None of the Owned Personal Property is material to the FVR Management Business.

3.5          Absence of Certain Changes. Since December 31, 2022, other than to the extent resulting from this Agreement, the transactions contemplated hereunder, or the Business of the FrontView Parties, (a) there has not been an effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Operations; (b) the Management Parties have carried on and operated the FVR Management Business in all material respects in the ordinary course of business consistent with past practice; (c) there has not been (i) any change in any material respect in accounting methods, principles or practices by any Management Party affecting their respective assets, liabilities or business, other than changes after the Effective Date to the extent required by a change in GAAP or regulatory accounting principles or (ii) any material Tax election or change in or revocation of any material Tax election, amendment to any material Tax return, closing agreement with respect to Taxes, or settlement or compromise of any material income Tax Liability by any Management Party; (d) there has not been any acceleration, termination, material modification to or cancellation of any Assumed Contract or Assigned Permit, or any imposition of any Lien on the Target Assets, in each case, other than any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect on Operations; and (f) there has not been any adoption, modification or termination of any employment, severance, retention or other agreement with any Continuing Employee, in each case whether written or oral.

3.6           Personal Property. All Owned Personal Property is in good operating condition, normal wear and tear excepted. The Owned Personal Property are adequate for the uses to which they are being put, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Other than as set forth on Schedule 3.6 of the Disclosure Schedules, the Owned Personal Property represents all of the material personal property used by the Management Parties in the operation of the FVR Management Business as of the Effective Date .

3.7          Office Lease.

(a)       Other than as set forth on Schedule 3.7(a) of the Disclosure Schedules, the leased premises under the Office Lease (the “Office Premises”) represent the primary premises that the Management Parties utilize in operating the FVR Management Business as of the Effective Date , and are sufficient in all material respects for the continued provision of the Management Services for the FrontView Parties after the Closing in substantially the same manner as conducted prior to the Closing.

(b)       The Management Parties have a valid leasehold estate in the Office Premises. With respect to the Office Lease: (i) the Office Lease is valid, binding and in full force and effect and all rents, required deposits and additional rents due to date pursuant to the Office Lease have been paid in full, (ii) there is no existing default or breach under the Office Lease by any Management Party or, to the Knowledge of the Management Parties, the lessor of the Office Lease, (iii) no Management Party has received any notice that any Management Party is in default under the Office Lease, and (iv) there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by any Management Party or, to the Knowledge of the Management Parties, by the lessor under the Office Lease. No Management Party has subleased, assigned or otherwise granted to any Person the right to use or occupy the Office Premises or any portion thereof. Other than as set forth on Schedule 3.7(b) of the Disclosure Schedules, there are no Persons in possession of any portion of the Office Premises other than the Management Parties, whether as tenants-at-sufferance, trespassers or otherwise. To the Knowledge of the Management Parties, there are no special assessments, pending or certified, with respect to the Office Premises. The Office Lease does not include a requirement for any Management Party to make improvements to the Office Premises or require any Management Party to restore the Office Premises to its original condition as at the beginning of the Office Lease.

3.8          Contracts.

(a)       Other than as set forth in Section 3.8(a) of the Disclosure Schedules, the Assumed Contracts represent all of the Contracts to which the Management Parties or any of their Affiliates are bound that are material to the operation of the FVR Management Business by the Management Parties as of the Effective Date , including any Contracts relating to the provision of Management Services to the FrontView Parties that involve aggregate consideration in excess of $10,000 per year and cannot be cancelled without penalty or without advance notice of thirty (30) days’ or more. The Management Parties are not party to any Contracts (i) for the sale of any of the Target Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Target Assets, or (ii) other than the Assumed Contracts, that would be binding on the FrontView Parties following the Closing.

(b)       The Management Parties have delivered to the FrontView Parties true and accurate copies of all written Assumed Contracts, including all amendments, modifications and supplements thereto and material waivers and consents thereunder. Except as set forth in Schedule 3.8(b) of the Disclosure Schedules: (i) no Management Party has assigned any of its rights or obligations under (and is not otherwise restricted for any reason from enjoying the full benefits under) any Assumed Contract, (ii) each Management Party has complied in all material respects with all provisions of the Assumed Contracts, (iii) to the Knowledge of the Management Parties, no other party is in material default in connection with any Assumed Contract, (iv) no act or event has occurred which, with notice or lapse of time or both, constitutes a material default by any Management Party under any Assumed Contract, or, to the Knowledge of the Management Parties, by any other party to any Assumed Contract, or would cause or permit the acceleration of any obligation or the loss of any material benefit thereunder, (v) no Assumed Contract requires any Management Party to maintain any performance bond, letter of credit or other security arrangement, (vi) no Management Party has received any notice of cancellation or termination in connection with any Assumed Contract. Each Assumed Contract is a valid and binding agreement of the applicable Management Party and, to the Management Parties’ Knowledge, is enforceable against the other party thereto in accordance with its terms (in each case, except to the extent enforceability may be limited by bankruptcy, moratorium, receivership, insolvency or other laws affecting the rights of creditors, generally, or to general principles of equity) and (vii) no Affiliate of any Management Party is a party to any Assumed Contract.

3.9          No Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Management Parties, threatened against any Management Party (a) relating to the FVR Management Business or the Target Assets, or (b) which may affect any Management Party’s ability to perform its respective obligations under this Agreement or under any other Transaction Document, and to the Knowledge of the Management Parties, there is no basis for any such action. Schedule 3.9 of the Disclosure Schedules describes any such Action arising, alleged or commenced by or against the Management Parties.

3.10        Operations Conducted Lawfully. No Management Party has been charged with, or is in receipt of any notice or warning of, or to the Knowledge of the Management Parties, under investigation with respect to, any failure or alleged failure to comply with any provision of any Applicable Law with respect to the FVR Management Business or the Target Assets. Each Management Party has the licenses, permits, approvals, authorizations, registrations, certificates, variances or similar rights issued by any Governmental Authority (“Permits”) required with respect to the aspects of the FVR Management Business operated thereby and the ownership of the Target Assets, and all such Permits are listed on Schedule 3.10 of the Disclosure Schedules. All of the Permits are in full force and effect, and the Management Parties are in compliance with the Permits, except as would not, individually or in the aggregate, have a Material Adverse Effect on Operations.

3.11        Intellectual Property.

(a)       Intellectual Property Used In FVR Management Business. Schedule 3.11(a) of the Disclosure Schedules contains a complete and accurate list of all of the following forms of Intellectual Property used by the Management Parties in conducting the FVR Management Business as of the Effective Date : (i) patented or registered Intellectual Property, (ii) pending patent applications or other applications for registrations of Intellectual Property, (iii) trade or corporate names, trade dress, logos, Internet domain names, unregistered trademarks and unregistered service marks, and (iv) unregistered copyrights.

(b)       Third Party Intellectual Property. Schedule 3.11(b) of the Disclosure Schedules contains a complete and accurate list of all Intellectual Property owned by third parties and used in the conduct of the FVR Management Business as of the Effective Date , including (i) patents, (ii) trade or service marks, (iii) registered copyrights and (iv) computer software licenses, other than readily available word processing, accounting and financial analysis software generally available in the retail market with an individual copy or user charge of less than $1,000 and an aggregate cost of less than $10,000.

(c)       Adverse Claims. No Management Party or any Affiliate of a Management Party has infringed or misappropriated any Intellectual Property of any other Persons in the operation of the FVR Management Business, nor has any Management Party or any Affiliate of a Management Party received any notice claiming any infringement or misappropriation of any Assigned Intellectual Property (including, any demand or offer to license any Management Parties Intellectual Property from any other Person). To the Knowledge of the Management Parties, no third party has infringed or misappropriated any Assigned Intellectual Property.

3.12        Business IT Systems. All Business IT Systems are in good working condition and are sufficient for the operation of the FVR Management Business as currently conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, or impairment of the Business IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Business. The Management Parties have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

3.13        Data Security. The Management Parties have complied with Applicable Law and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the FVR Management Business. Except as set forth on Schedule 3.13 of the Disclosure Schedules, in the past three (3) years, no Management Party has (a) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (b) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Management Parties’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the FVR Management Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

3.14        Tax Matters. Except as set forth on Schedule 3.14 the Disclosure Schedules:

(a)       All material Tax Returns required to be filed by the Management Parties for any Pre-Closing Tax period have been, or will be, timely filed with the appropriate Governmental Authorities. Such Tax Returns are, or when filed, will be, true, complete and correct in all material respects. All income and other material Taxes due and owing by the Management Parties (whether or not shown on any Tax Return) have been, or will be, timely paid to the appropriate Governmental Authorities. No claim has been made by any Governmental Authority in a jurisdiction where the Management Parties do not file Tax Returns that the Management Parties are or may be subject to Tax by that jurisdiction or required to file a Tax Return in that jurisdiction. There are no Liens for Taxes (other than with respect to Taxes not yet due and payable) on or encumbering any of the Target Assets.

(b)       No extensions or waivers of statutes of limitations have been given or requested with respect to any income and other material Taxes of the Management Parties. The Management Parties have not agreed to any extension of time for an assessment or deficiency related to any income and other material Taxes with respect to the FVR Management Business or any Target Asset. All deficiencies asserted, or assessments made, against the Management Parties, any Target Asset, or the FVR Management Business as a result of any examinations by any Governmental Authority have been fully paid. The Management Parties are not a party to any action by any Governmental Authority with respect to Taxes, and there are no pending or, to the Knowledge of the Management Parties, threatened actions against any Management Party by any Governmental Authority.

(c)       Each Management Party is not a “foreign person” within the meaning of IRC Section 1445 and the Treasury Regulations thereunder.

3.15        Employee Plans.

(a)       Neither of the General Partners employs any employees, or sponsors, maintains, contributes to or is obligated to contribute to, or has or may have any Liability for or with respect to any Employee Benefits Plan.

(b)       Except as set forth in Schedule 3.15(b) of the Disclosure Schedules, neither the execution of this Agreement and the other Transaction Documents to be executed and delivered pursuant to this Agreement nor the consummation of the transactions set forth herein (either together with or upon the occurrence of any additional or subsequent events) shall result in any payment or any acceleration, vesting, increase, funding (including the segregation of assets to fund) or provision of benefits pursuant to any agreement or any Employee Benefit Plan, in each case, to any current or former employee, consultant, director, officer of the Management Parties or any other individual (or any dependent or beneficiary thereof).

3.16        Employees.

(a)       Schedule 3.16(a) of the Disclosure Schedules contains, for each Business Employee, a true, complete and correct list of each Business Employee’s: (i) name, (ii) title, (iii) current annual salary or hourly rate of pay (whichever is applicable), and (iv) bonus or other incentive compensation paid for 2022, in each case, as of the Effective Date . As of the Effective Date all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the FVR Management Business for services performed on or prior to the Effective Date have been paid in full and there are no outstanding agreements, understandings or commitments of the Management Parties with respect to any compensation, commissions, bonuses or fees.

(b)       The Management Parties have not at any time recognized any collective bargaining agent for Employees and have not and have not been bound by any collective bargaining agreement covering any of their Employees; no such agreements are being negotiated as of the Effective Date ; and to the Knowledge of the Management Parties, there is not, and has not been, any organizational effort made or threatened by or on behalf of any collective bargaining representative with respect to Employees. The Management Parties have not experienced any strike, grievance, claims of unfair labor practices, or other collective bargaining disputes, and to the Knowledge of the Management Parties, none are threatened to be brought or filed, by or with any Governmental Authority.

3.17        Insurance. Schedule 3.17 of the Disclosure Schedules lists all insurance carried by or on behalf of the Management Parties with respect to the FVR Management Business or the Target Assets (the “Management Insurance Policies”), together with a correct and complete list of the claim and loss history during the past three (3) years relating to the FVR Management Business. Each of the Management Insurance Policies is in full force and effect and enforceable in accordance with its terms, and has not been subject to any lapse in coverage. The Management Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the FVR Management Business and are sufficient in all material respects for compliance with all material applicable Laws and Contracts to which any Management Party is a party or by which it is bound.

3.18       Brokers. Except as set forth on Schedule 3.18 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Management Parties.

3.19        OP Units.

(a)       The Management Contributors understand that the OP Units to be issued hereunder have not been registered under the Securities Act, or under Blue Sky Laws, in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such OP Units subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws.

(b)       The OP Units are being acquired under this Agreement by the Management Contributors (or their designee) in good faith solely for their own account for investment and not with a view toward resale or other distribution in violation of the Securities Act. The Management Contributors understand and agree that none of the OP Units shall be disposed of by them in contravention of the Securities Act or any applicable Blue Sky Laws.

(c)      The Management Contributors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the Management Contributors’ investment in the OP Units and they understand and are able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of the value of the investment in such OP Units).

(d)      The Management Contributors are personally and directly familiar with business that is conducted and is intended to be conducted by the FrontView Parties, including financial matters related to such business, have been given the opportunity to ask questions of, and receive answers from, the REIT Executive Committee, and directors and officers of the FrontView Parties concerning the business and financial affairs of the FrontView Parties, and the terms and conditions of the Management Contributors’ acquisition of such OP Units and have had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).

(e)      The Management Contributors have had an opportunity, to the full extent it deemed necessary or desirable, to inform their legal and/or financial advisers of the terms, nature and risks of investing in the OP Units at this time, and to consult with them as appropriate about the investment.

(f)       Each Management Contributor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

3.20       General Partners. Each General Partner has always acted as the general partner of Subsidiary OP and Subsidiary REIT, as applicable, and does not engage in, nor has it ever engaged in, any other business activities and does not own, nor has it ever owned, any assets or properties, other than general partner interests in Subsidiary OP and Subsidiary REIT, and assets and activities related to their roles as the general partners of Subsidiary OP and Subsidiary REIT. Except for obligations or liabilities that may arise as a result of their roles as the general partners of Subsidiary OP and Subsidiary REIT, neither General Partner has incurred, directly or indirectly, any obligations or liabilities of any type or kind.

3.21       Limitations with respect to Management Party Representations. The representations and warranties of each Management Party in this Agreement and in any certificate, agreement or document delivered by such Management Party in connection with the transactions contemplated by this Agreement shall be deemed modified in all respects to reflect the Disclosure Schedules. In addition, the Parties acknowledge that following the Internalization the business of the FVR Parties may expand, and that the representations made by the Management Parties with respect to the sufficiency of Business Assets in Section 3.4 shall be measured based on the FVR Management Business as conducted on the Effective Date and as conducted immediately following the Internalization, and do not speak to the sufficiency of Business Assets for any expansion of the FVR Management Business in the future following Internalization.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NADG REIT PARTIES

The FrontView Parties hereby represent and warrant to the Management Parties as follows as of the date of this Agreement, in each case, with respect to the NADG REIT Parties:

4.1         Due Organization. Each NADG REIT Party is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in and is in good standing in each other jurisdiction where it is required to be so qualified except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the FVR Parties, taken as a whole.

4.2          Authority; Enforceability; No Conflicts.

(a)       Due Authorization; Enforceability. Each NADG REIT Party has all requisite power and authority necessary to enter into this Agreement and the other Transaction Documents to be executed and delivered by it pursuant to this Agreement and to perform its obligations under such Transaction Documents. The Independent Special Committee of each NADG REIT Party has unanimously approved and authorized the transactions contemplated by this Agreement. The execution and delivery of such Transaction Documents and the consummation by the NADG REIT Parties of the transactions contemplated by, and other compliance with or performance under, such Transaction Documents have been duly authorized by all necessary action on the part of the NADG REIT Parties. The Transaction Documents to which each NADG REIT Party is a party or signatory constitute the legal, valid and binding obligations of such NADG REIT Party and are enforceable in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, moratorium, receivership, insolvency or other laws affecting the rights of creditors, generally, or to general principles of equity.

(b)       No Conflicts. The execution and delivery by each NADG REIT Party of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby do not and will not violate, conflict with, result in a breach or default under, or give to others any interest or rights of termination, cancellation or acceleration with respect to any organizational document or any agreement, permit, instrument or obligation applicable to such NADG REIT Party, or any of its assets, nor will any such execution, delivery and performance require the consent, waiver or approval of any Person that has not been received, except in each case for those items that would not, individually or in the aggregate, have a material adverse effect on the FVR Parties, taken as a whole.

4.3          Fairness Opinion.

(a)       Jones Lang LaSalle Securities, LLC (“JLLS”), an affiliate of Jones Lang LaSalle Americas, Inc., which is the financial advisor to the Independent Special Committee of the Subsidiary OP, has delivered to the Independent Special Committee of the Subsidiary OP its opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Contribution Value is fair, from a financial point of view, to the Subsidiary OP.

(b)      JLLS, which is the financial advisor to the Independent Special Committee of the Subsidiary REIT, has delivered to the Independent Special Committee of the Subsidiary REIT its opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Contribution Value is fair, from a financial point of view, to the Subsidiary REIT.

4.4          No Litigation. There is no litigation, action, claim, proceeding, or governmental audit or investigation pending or, to the Knowledge of the FrontView Parties, threatened against any NADG REIT Party which may affect any NADG REIT Party’s ability to perform its obligations under the Transaction Documents.

4.5          Brokers. Except as set forth on Schedule 4.5 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any NADG REIT Party.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE FVR PARTIES

The FrontView REIT and FrontView Operating Partnership (each, an “FVR Party”, and collectively, the “FVR Parties”) hereby represent and warrant to the Management Parties as follows as of the date of this Agreement:

5.1          Due Organization. Each FVR Party is duly incorporated or organized, validly existing, and in good standing under the laws of its state of formation and is duly qualified to conduct business in and is in good standing in each other jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the FVR Parties, taken as a whole.

5.2          Authority; Enforceability; No Conflicts.

(a)       Due Authorization; Enforceability. Each FVR Party has all requisite power and authority necessary to enter into this Agreement and the other Transaction Documents to be executed and delivered by it pursuant to this Agreement and to perform its obligations under such Transaction Documents. The execution and delivery of such Transaction Documents and the consummation by the FVR Parties of the transactions contemplated by, and other compliance with or performance under, such Transaction Documents have been duly authorized by all necessary action on the part of each FVR Party. The Transaction Documents to which each FVR Party is a party or signatory constitute the legal, valid and binding obligations of such FVR Party and are enforceable in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, moratorium, receivership, insolvency or other laws affecting the rights of creditors, generally, or to general principles of equity.

(b)       No Conflicts. The execution and delivery by the FVR Parties of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby do not and will not violate, conflict with, result in a breach or default under, or give to others any interest or rights of termination, cancellation or acceleration with respect to any organizational document or any agreement, permit, instrument or obligation applicable to any FVR Party, or any of its assets, nor will any such execution, delivery and performance require the consent, waiver or approval of any Person that has not been received.

5.3          Intentionally Omitted.

5.4          OP Units. All of the OP Units to be delivered as payment of the OP Unit Consideration have been duly authorized and, upon issuance pursuant to the terms of this Agreement, will be validly issued.

5.5          No Litigation. There is no litigation, action, claim, proceeding, or governmental audit or investigation pending or, to the Knowledge of the FVR Parties, threatened against any FVR Party which may affect any FVR Party’s ability to perform its obligations under the Transaction Documents.

5.6          Brokers. Except as set forth on Schedule 5.6 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any FVR Party.

ARTICLE 6

THE CLOSING

6.1          Generally. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a time and on a date to be specified by the Management Parties and the FrontView Parties, which will be no later than the second (2nd) Business Day after the satisfaction or waiver by the applicable Party of all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as otherwise agreed by the Management Parties and the FrontView Parties (the date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”) by electronic exchange of the closing deliverables contemplated herein; provided that if all conditions set forth in Article 8 have not been either satisfied or waived prior to March 31, 2025 (the “Outside Closing Date”), each of the Management Parties and the FrontView Parties shall have the right to terminate this Agreement in accordance with Section 9.1(a). If all such actions are taken or appropriately waived, then the Closing shall be effective at 12:01 a.m. (Eastern Standard Time) on the Closing Date (the “Effective Time”).

6.2          Deliveries at Closing.

(a)          Deliveries by Management Parties. The Management Parties shall deliver or cause to be delivered, in addition to all other items specified elsewhere in this Agreement, the following to the FrontView Parties at the Closing:

(i)           Bill of Sale. A bill of sale for the sale of the Owned Personal Property, in a form reasonably approved by the Management Parties and the FrontView Parties, duly completed in favor of the FrontView Parties (or their designee) and duly executed by the applicable Management Parties, in exchange for the issuance of that portion of the OP Unit Consideration allocated to the Owned Personal Property.

(ii)       GP Interest Contribution Agreement. A Contribution Agreement pursuant to which Management Parent will contribute the GP Interests to the FrontView OP, in exchange for the issuance of that portion of the OP Unit Consideration allocated to the GP Interests by the FVR Parties to the Management Parent, in a form reasonably approved by the Management Parties and the FrontView Parties (the “GP Interest Contribution Agreement”), duly executed by Management Parent.

(iii)      Business Asset Assignment and Assumption Agreement. An assignment and assumption agreement for the transfer of the Assumed Contracts, the Assigned Permits, the Assigned Intellectual Property, and all other rights included in the Business Assets (other than the Office Lease), in a form reasonably approved by the Management Parties and the FrontView Parties (the “Business Asset Assignment and Assumption Agreement”), duly executed by the applicable Management Parties, in exchange for the issuance of that portion of the OP Unit Consideration allocated to the Assumed Contracts, the Assigned Permits, the Assigned Intellectual Property, and all other rights included in the Business Assets (other than the Office Lease).

(iv)      Assignment of Office Lease. An assignment of the Office Lease, in a form reasonably approved by the Management Parties and the FrontView Parties (“Assignment of Office Lease”), duly executed by the applicable Management Party, in exchange for the issuance of that portion of the OP Unit Consideration allocated to the Office Lease.

(v)       Files and Records. The Files and Records.

(vi)      Affiliate Agreements. Evidence reasonably acceptable to the FrontView Parties of the termination of all Affiliate Agreements, other than the Office Space License and the Outsourcing Agreement.

(vii)     Employees. Evidence reasonably acceptable to the FrontView Parties of the resignation or termination of the Business Employees.

(viii)    Employment Agreements. The Preston Employment Agreement, duly executed by Stephen Preston, and the Starr Employment Agreement, duly executed by Randall P. Starr.

(ix)       Non-Foreign Person Affidavit. A properly completed and duly executed IRS Form W-9 from each Management Party, and any corresponding affidavits or forms required to confirm that each Management Party is not a “foreign person” within the meaning of Section 1445 of the Code and to comply with any similar withholding requirements under state or local Applicable Law.

(x)        Outsourcing Agreement. The Outsourcing Agreement, duly executed by the Management Parties.

(xi)       Office Space License. Unless PSF has vacated the Office Premises prior to Closing, the Office Space License, duly executed by PSF.

(xii)        Other. Such other documents, instruments and certificates as the FrontView Parties may reasonably request in order to consummate or more effectively evidence the transactions contemplated by this Agreement and the other Transaction Documents.

(b)          Deliveries by the FrontView Parties. The FVR Parties shall deliver or cause to be delivered, in addition to all other items specified elsewhere in this Agreement, the following to the Management Parties (or such other Person as is applicable) at the Closing:

(i)           GP Interest Contribution Agreement. The GP Interest Contribution Agreement, duly executed by the FVR Parties, providing for the issuance of the OP Unit Consideration to Management Parent.

(ii)          Business Asset Assignment and Assumption Agreement. The Business Asset Assignment and Assumption Agreement, duly executed by the FVR Parties or their designee.

(iii)         Assignment of Office Lease. The Assignment of Office Lease, duly executed by the FVR Parties or their designee.

(iv)         Employment Agreements. The Preston Employment Agreement and the Starr Employment Agreement, each duly executed by a subsidiary of FrontView REIT.

(v)          Outsourcing Agreement. The Outsourcing Agreement, duly executed by the applicable FVR Parties.

(vi)         Office Space License. Unless PSF has vacated the Office Premises prior to Closing, the Office Space License, duly executed by the applicable FVR Party.

(vii)        Other. Such other documents, instruments and certificates as the Management Parties may reasonably request in order to consummate or more effectively evidence the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 7

OTHER AGREEMENTS

7.1         Access to Information. From the Effective Date until the Closing, the Management Parties shall (a) afford the FrontView Parties and their Representatives full and free access to and the right to inspect all of the Offices Premises, properties, assets, premises, Files and Records, Assumed Contracts and other documents and data related to the FVR Management Business; (b) furnish the FrontView Parties and its Representatives with such financial, operating and other data and information related to the FVR Management Business as the FrontView Parties or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Management Parties to cooperate with the FrontView Parties in their investigation of the FVR Management Business.

7.2         Conduct of Business. Between the date of this Agreement and the Closing or earlier termination of this Agreement, except as (a) required by Applicable Law, (b) required by this Agreement or in connection with the transactions contemplated by this Agreement (including the REIT Contribution Transactions and the IPO), or (c) otherwise consented to by the FrontView Parties (which consent may not be unreasonably withheld, conditioned or delayed):

(a)           Required Actions. The Management Parties shall (i) conduct the FVR Management Business, in all material respects, in the ordinary course of business consistent with past practices, (ii) preserve and maintain good relationships with suppliers, distributors, Business Employees, Governmental Authorities, business associates and others having material relationships with the FVR Management Business, and (iii) maintain the Owned Personal Property in substantially the same condition as it is on the date of this Agreement, subject to reasonable wear and tear; and

(b)	Prohibited Actions.

(i)	No General Partner shall do any of the following:

1.	effect any change to its Organizational Documents;

2.	make any change in the accounting methods or practices of such General Partner;

3.	make any Tax election (or revocation or change of any Tax election), change any annual Tax accounting period, elect to adopt, revoke, or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to such General Partner, surrender any right to claim a refund of Taxes, extend or waive any applicable statute of limitations with respect to Taxes, take any Tax position that is inconsistent with past practice, or any similar action relating to the filing of any Tax Return or the payment of any Tax; and

(ii)	No Management Party shall do any of the following:

1.	sell, transfer, assign, license, lease or otherwise convey any interest in, or waive of any right with respect to, the Target Assets, or any of them, other than sales or disposal of obsolete Owned Personal Property or the replacement and upgrade of any Owned Personal Property in the ordinary course of business, or in connection with the renovations of the Office Premises as contemplated in Section 1.1;

2.	impose any Lien with respect to any Target Asset that is not removed prior to the Closing (other than Permitted Liens);

3.	modify, amend, cancel or terminate any Assumed Contract, or enter into any new Contract that will be binding on the FrontView Parties following the Closing (it being understood that the foregoing is intended to apply only to Contracts entered into by the Management Parties on their own behalf, and not Contracts entered into by the General Partners on behalf of the FrontView Parties in their capacity as the general partners of the FrontView Parties, which shall not be restricted by this Agreement); or

4.	agree to do or cause any of the things described in this Section 7.2(b).

(c)           Management Fee Payments. Management Fees payable to any Management Party (or Affiliates thereof) will continue to accrue through the Closing Date and will be paid on the Closing Date on a pro rata basis based on the number of days in the calendar quarter prior to the Closing Date relative to the number of days in the full calendar quarter in which the Closing occurs.

7.3         Notice of Certain Events. From the Effective Date until the Closing, the Management Parties shall promptly notify the FrontView Parties in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Operations, or (b) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to Closing set forth in Section 8.2 to be satisfied.

7.4          Employee Matters.

(a)           The FVR Parties intend to offer employment to all Business Employees who are employed by the Management Parties on the Closing Date. If (i) the employment of any of the Business Employee is terminated in accordance with this Agreement, or any Business Employee otherwise retires or resigns, in each case, prior to Closing, and (ii) the Management Parties hire a replacement Employee that has reasonably comparable skills as such terminated, retired or resigned Business Employee, then such replacement Employee shall be deemed a Business Employee for all purposes hereunder. In addition, the Management Parties will use commercially reasonable efforts to hire a chief financial officer (“CFO”) prior to the Closing, and may elect to hire additional Employees following the Effective Date to assist in the provision of the Management Services, in each case, to the extent that they determine in their business judgment that doing so is for the benefit of the FVR Management Business (each, an “Additional Employee”). To the extent that the Management Parties hire any Additional Employees, such Additional Employees shall also constitute Business Employees for all purposes hereunder.

(b)           The Management Parties shall (i) accept the resignation or otherwise terminate all Business Employees and the Key Executives no later than immediately prior to the Effective Time and (ii) verbally recommend to the Business Employees to accept employment with FrontView REIT. The Business Employees and Key Executives hired at the Closing by the FVR Parties are referred to herein as “Continuing Employees.” The Management Parties agree to release each Continuing Employee from any agreements (including restrictive covenant agreements) that would in any way prohibit or restrict the Continuing Employee’s ability to work or perform activities for the FVR Parties or their Affiliates. For avoidance of doubt, nothing in this Agreement, expressed or implied, confers upon any Continuing Employee any rights or remedies, including any right to employment or continued employment for any specified period.

(c)          No FVR Party shall be obligated to provide or offer any particular employee benefits that are provided or offered to any Continuing Employee immediately prior to the Closing, and nothing in this Agreement affects any FVR Party’s ability to amend or terminate such FVR Party’s employee benefits at any time, in its sole discretion.

(d)          Notwithstanding anything to the contrary in this Section 7.4, the Parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between the FVR Parties, the Management Parties or any of their respective Affiliates on the one hand and any Employee on the other hand, and no Employee may rely on this Agreement as the basis for any breach of contract claim against any FVR Party or any Management Party, (ii) nothing in this Agreement shall be deemed or construed to require any FVR Party to continue to employ any particular Employee for any period after Closing, and (iii) nothing in this Agreement shall be deemed or construed to limit any FVR Party’s right to terminate the employment of any Continuing Employee during any period after the Closing Date (in each case, other than the obligation of the FVR Parties to enter into the Key Executive Employment Agreements and Additional Executive Agreement at Closing).

(e)          The FVR Parties acknowledge that the Business Employees do not constitute all of the Employees of the Management Parties, and agree that this Agreement shall not create any obligations or liabilities of the Management Parties with respect to such Employees that do not constitute Business Employees.

(f)	Employment Agreements.

(i)         Following the Effective Date , the FVR Parties, in consultation with Ferguson Partners or any substitute compensation consultants reasonably acceptable to the Independent Special Committee, shall negotiate in good faith an employment agreement with each of Stephen Preston (the “Preston Employment Agreement”) and Randall P. Starr (the “Starr Employment Agreement” and, together with the Preston Employment Agreement, the “Key Executive Employment Agreements”) to serve as co-chief executive officers of the FVR Parties. Each of the Preston Employment Agreement and Starr Employment Agreement shall be consistent with the business terms set forth on Exhibit B-1 or Exhibit B-2 hereto, as applicable, and shall otherwise be on customary terms (including market restrictive covenants during the term of employment or engagement and for at least a twelve (12) month tail thereafter to include non-competition, non-solicitation and non-hire provisions in favor of the FrontView Parties and their Affiliates and the scope of their business enterprise) for a chief executive officer of businesses similar to the Business, as agreed by the Key Executives and the FVR Parties, acting reasonably in good faith. At Closing, the FVR Parties shall enter into the Key Executive Employment Agreements to engage the Key Executives as their co-chief executive officers.

(ii)        To the extent that the Management Parties identify a potential CFO prior to Closing, the Management Parties shall negotiate an employment agreement with such CFO to serve as the chief financial officer of the FVR Parties following Internalization (the “Additional Executive Agreement”); provided that such Additional Executive Agreement shall be on customary terms for a chief financial officer of businesses similar to the Business. So long as the Additional Executive Agreement is in compliance with the foregoing limitation, at Closing the FVR Parties shall enter into the Additional Executive Agreement as recommended by the Management Parties.

(g)          Death and Disability Events. Notwithstanding anything to the contrary set forth herein, if between the Effective Date and the Closing either Key Executive becomes unavailable to serve as co-chief executive officer to the FVR Parties as the result of the death or disability of such Person (each, a “Key Executive Event”), then:

(i)        If the Key Executive Event only involves one of the Key Executives, then (a) all provisions of this Agreement relating to the “Key Executives” (including the condition to Closing set forth in Section 8.2(c)) shall be deemed modified in all respects to refer solely to the other Key Executive (the “Remaining Key Executive”), and (b) provided that the other conditions to Closing in Article 8 are satisfied or waived, the Parties shall proceed to Closing and the FVR Parties will engage the Remaining Key Executive as the sole chief executive officer of the FVR Parties following the Internalization; and

(ii)       If the Key Executive Event involves both of the Key Executives, then (a) the FVR Parties shall identify a replacement chief executive officer (the “Replacement CEO”) to serve as the chief executive officer of the FVR Parties following the Internalization, and, (b) to the extent that the FVR Parties are able to consummate a Public Offering with such Replacement CEO, then (x) all provisions of this Agreement shall be deemed modified in all respects to refer to such Replacement CEO in the place of the Key Executives, and (y) provided that the other conditions to Closing in Article 8 are satisfied or waived at such time, the Parties shall proceed to Closing as contemplated hereunder.

7.5          Certain Tax Matters.

(a)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Management Contributors and fifty percent (50%) by the FrontView Parties and paid when due. The Parties agree to execute and deliver to each other such resale, occasional sale, or similar certificates as may be requested in order to qualify for available exemptions from Transfer Taxes. The Management Contributors shall, at their own expense, timely file any Tax Return or other document with respect to Transfer Taxes, and the FrontView Parties shall cooperate with respect thereto as necessary. The Management Contributors have notified (and the FrontView Parties may notify) all of the Governmental Authorities in the jurisdictions that impose Taxes on any Management Contributor or where such Management Contributor has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities. If any Governmental Authority asserts that any Management Contributor is liable for any Tax, such Management Contributor shall promptly pay any and all such amounts and shall provide evidence to the FrontView Parties that such liabilities have been paid in full or otherwise satisfied.

(b)        The Management Contributors shall include the Target Assets and any items of income, gain, loss, deduction, and tax credit with respect to the Target Assets and properly allocable under applicable Tax law to a Pre-Closing Tax Period on The Management Contributors’ federal, state, local and non-U.S. income Tax Returns.

(c)        The FrontView Parties shall prepare and file any Tax Returns that are required to be filed with respect to the Target Assets that are filed after the Closing Date. The Management Contributors shall pay to the FrontView Parties the amount of any property and similar ad valorem Taxes with respect to the Target Assets allocable to the pre-Closing portion of any Straddle Period within five (5) Business Days of the receipt of a request from the FrontView Parties for such payment. The FrontView Parties shall promptly pay to the Management Contributors after actual receipt thereof by the FrontView Parties, any refunds of any Taxes for which the Management Contributors are responsible under this Section 7.5(c), including any interest actually received with respect thereto.

(d)        The OP Unit Consideration shall be allocated among the Target Assets as determined by the Management Contributors. The FrontView Parties and the Management Contributors shall (and shall cause their Affiliates to) file all Tax Returns in a manner that is consistent with the allocation in this Section 7.5(d), unless otherwise required by Applicable Law or a final determination within the meaning of Section 1313(a) of the Code.

(e)        Any and all existing Tax indemnification, sharing, allocation, and similar agreements (whether written or not) binding upon the Target Assets or the Business shall be terminated as of the Closing Date.

7.6          Name. After the Closing, no FrontView Party shall utilize in connection with any business activity the names “North American Development Group”, “NADG”, “North American Realty Services, “Centrecorp”, “NARS”, “CMSL” or any other name or designation included in the Target Assets.

7.7          Public Announcements. Prior to the Effective Time, the Management Parties and the FrontView Parties will consult with each other as to the form and substance of any press release or other public statement related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure); provided that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Applicable Law or rules of the New York Stock Exchange.

7.8          Restrictive Covenants.

(a)        Protection Against Unfair Competition. Each Restricted Party agrees that neither he nor any of his Affiliates shall for the duration of the Restricted Period, directly or indirectly, perform the Prohibited Activities in the Territory for or on behalf of any Management Party or its Affiliates or any other Person that constitutes a Competitive Business. As used in this Agreement:

(i)          “Prohibited Activities” means (1) to manage, operate, join, or control (or participate in the management, operation or control of), or serve in any capacity, including, without limitation, as an employee, contractor, consultant, agent, officer, director, representative of, or otherwise participate in, be involved with or assist, any Competitive Business; or (2) engaging in any activity that is likely to require the disclosure of Confidential Information. As used in this Agreement;

(ii)         “Territory” means United States and every other geographic area where the FVR Management Business was conducted as of the Closing;

(iii)        “Competitive Business” means any business for which substantially all of its revenues are derived from the acquisition, development, management, leasing, financing and ownership of Outparcel Properties; and

(iv)        “Outparcel Properties” means single building properties leased primarily to one or two tenants that are in prominent locations with frontage on high-traffic roads that are visible to consumers.

For avoidance of doubt, passive ownership of the Management Parties shall not be deemed a Competitive Business.

(b)         No Solicitation or Interference with Business Relationships. Each Management Party and each Restricted Party agrees that neither it nor he nor any of its or his Affiliates shall for the duration of the Restricted Period, directly or indirectly, attempt, or assist any third party in attempting or seeking, to cause, any adverse interference with the business relationship between the FrontView Parties or any of their Affiliates and any of their respective tenants, suppliers, vendors, clients, customers, licensors or any other Person having a material business relationship with the FrontView Parties (or with the FVR Management Business as of the Closing).

(c)         No Solicitation or Interference with Employees. Each Management Party and each Restricted Party agrees that neither it nor he nor any of its or his Affiliates shall, for the duration of the Restricted Period, directly or indirectly, hire, solicit, request or induce any Continuing Employee to terminate his or her employment with any FrontView Party or enter the employ of any other Person; provided, however, (i) that general advertisements with respect to a position that are not directed to employees of any FrontView Party or any of their Affiliates will not violate this Section 7.8(b), and (ii) if any FrontView Party terminates the employment of any Continuing Employee, then provided that the Management Party or Restricted Party was in compliance with this Section 7.8(b) with respect to such Continuing Employee prior to termination, the restrictions set forth in this Section 7.8(b) shall cease to apply with respect to such Continuing Employee following the date of termination.

(d)         Nondisparagement. Each Management Party and each Restricted Party agrees that neither it nor he nor any of its or his Affiliates will make or cause to be made any disparaging or defamatory statements, whether written or oral, concerning the FVR Management Business, or concerning the FrontView Parties or any of their respective current officers, directors, employees or business relations.

(e)       Protected Information. From and at all times after the Closing, each Management Party shall, and shall cause its Affiliates to, use its reasonable best efforts to cause its and their respective Representatives to: (i) hold in strict confidence any and all Confidential Information, whether written or oral, concerning the Business or the Target Assets, and (ii) not sell or use Confidential Information for such Person’s own direct or indirect benefit or the benefit of any other Person except to the extent that such Management Party can show that such information (x) is generally available to and known by the public through no fault of such Management Party, any of its Affiliates or their respective Representatives; or (y) is lawfully acquired by such Management Party, Affiliate or Representative from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Management Party, its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, such Management Party shall promptly notify the FrontView Parties in writing and shall cause the applicable party to disclose only that portion of such information which it is advised by its counsel in writing is legally required to be disclosed, provided that such Management Party shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Each Management Party acknowledges and agrees that the FrontView Parties or their Affiliates shall, at the Closing, become the exclusive owners of the Confidential Information and that the Management Parties shall cease to have any right, title or interest therein. For purposes of this Agreement, “Confidential Information” means information of or concerning the FVR Management Business or the Target Assets, including Trade Secrets, not generally known to the public, including, to the extent consistent with the foregoing, financial statements, financial projections and budgets, customer data, capital spending budgets and plans, and the names of key personnel, customer requirements, price lists, market studies, business plans, systems, structures and architectures; provided that any information of or concerning both (x) the Business or the Target Assets and (y) the Excluded Assets, shall not be deemed Confidential Information. The foregoing shall not limit any protections or benefits available to the FrontView Parties with respect to trade secrets under Applicable Law.

(f)        Intentionally Omitted.

(g)      Acknowledgment; Separate Covenants; Enforcement. Each Management Party acknowledges that it will receive significant consideration in connection with the Closing of the transaction contemplated by this Agreement. Each Management Party further acknowledges that the FrontView Parties wish to protect the goodwill, Trade Secrets and other Confidential Information of the FVR Management Business being acquired by the FrontView Parties under this Agreement, and each Management Party is agreeing to and making the covenants contained in this Section 7.8, among other things, to induce the FrontView Parties to engage in and consummate the transactions contemplated by this Agreement. Each Management Party acknowledges that the consideration received by such Management Party pursuant to this Agreement constitutes good, valuable, adequate and sufficient consideration for such covenants and such Management Party’s obligations hereunder. Each Management Party agrees that each of the covenants and agreements set forth in this Section 7.8 is and shall be deemed and construed as a separate and independent covenant and agreement. If any such covenant or agreement or any part thereof is held invalid, void or unenforceable by any court of competent jurisdiction as to a Management Party, then (i) the covenant or agreement shall be modified to the least extent necessary to make it valid and enforceable, and (ii) such invalidity, voidness or unenforceability will in no way render invalid, void or unenforceable any other part of this Agreement. Each Management Party acknowledges and agrees that the restrictions contained herein are reasonable and necessary to protect the FrontView Parties’ legitimate business interest and, if violated, would cause any FrontView Party irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, each Management Party agrees that if any portion of this Section 7.8 is breached, then any FrontView Party may at its election in any court of competent jurisdiction, and in addition to any other remedy available to it, obtain specific performance of such provision or enjoin such Management Party from engaging in the activities proscribed by this Section 7.8, in each case without any requirement to post a bond for such purpose. Notwithstanding anything set forth in this Agreement, the FrontView Parties are expressly permitted to disclose the existence of this Section 7.8 or any obligation set forth in this Section 7.8 to any Person with whom a Management Party conducts business or proposes to conduct business in a manner that may violate this Section 7.8.

7.9         Expenses. Except as otherwise specifically set forth in this Agreement, each Party will bear its own expenses in connection with the transactions contemplated by this Agreement and in connection with all obligations required to be performed by it under this Agreement. For the avoidance of doubt, all costs of JLLS, as financial advisor to the FrontView Parties, and all costs incurred in connection with the REIT Contribution Transactions and the IPO, shall be paid by the FrontView Parties.

7.10       Further Assurances. The FrontView Parties and the Management Parties will from time to time after the Closing, upon the reasonable request of any of them, deliver to the designated Party such further bills of sale and assignments, documents of title and other instruments necessary or desirable to effect, preserve, maintain or document the transfers of the Target Assets contemplated herein, and the other transactions contemplated herein, in the manner and on the terms and conditions set forth herein.

7.11       Termination Payment.

(a)       The FrontView Parties hereby agree that in the event that an Exit Transaction occurs prior to an IPO, the Subsidiary OP shall be required to pay the Termination Payment Amount to the Subsidiary OP GP as consideration for the termination of Management Fees under the OP LPA that results from such Exit Transaction (the “Termination Payment”), which Termination Payment shall be due upon the closing of the Exit Transaction. The obligation of the Subsidiary OP to make the Termination Payment shall not be reduced or otherwise affected by any agreement by the Management Parties to provide services to, or receive fees from, the buyer in an Exit Transaction in connection with the management of the assets sold in the Exit Transaction following the closing thereof. As used herein, (i) “Exit Transaction” means any direct or indirect sale, transfer, conveyance or other disposition (including by way of merger, recapitalization, equity purchase or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Subsidiary OP; and (ii) “Termination Payment Amount” means an amount equal to three (3) times the average of the gross fee revenue (including, but not limited to, revenue from property management fees, asset management fees, structuring fees, placement fees and acquisition fees, but excluding property management reimbursement payments and other reimbursement payments) received by the Management Parties from the NADG REIT Parties in accordance with the OP LPA (or any Affiliate Agreement entered into in accordance with the OP LPA) during each of the three (3) trailing 12-month periods preceding the date of the Exit Transaction; provided that, solely for purposes of calculating the aggregate placement and structuring fees payable during the period from January 1, 2023 through the abandonment of the IPO (the “IPO Pursuit Period”), the amount of such placement and structuring fees shall be deemed to be equal to the greater of (x) the actual amount of placement and structuring fees paid by the NADG REIT Parties to the Management Parties during the IPO Pursuit Period, and (y) the average of the total placement and structuring fees paid by the NADG REIT Parties to the Management Parties during the calendar year 2021 and the calendar year 2022, divided by twelve (12) and then multiplied by the number of months (or partial months) in the IPO Pursuit Period. The rights provided in this Section 7.11(a) (the “Termination Payment Rights”) are intended to continue to apply following the termination of this Agreement for any reason.

(b)       The Parties acknowledge and agree that (i) such Termination Payment Rights constitute a material inducement for the Management Parties to enter into this Agreement and become bound to contribute the Target Assets to the FrontView Parties, and the Management Parties would not have agreed to enter into this Agreement to provide for such contribution if not for, among other things, the Termination Payment Rights granted hereunder, and (ii) the FrontView Parties have been advised by Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and BofA Securities, Inc., as underwriters for the IPO, that it is necessary for the FrontView Parties to consummate the Internalization in order to successfully complete the IPO as currently contemplated.

(c)       If the Management Parties determine to abandon the IPO, the Parties shall take such actions, and execute such agreements or other instruments as are necessary or desirable to effect, preserve, maintain or document the Termination Payment Rights contemplated herein and the continued application of such rights following the termination of this Agreement, which shall include the obligation to amend the OP LPA (pursuant to the amendment attached hereto as Exhibit C (the “OP LPA Amendment”)) at any time that an Exit Transaction is being contemplated by the FrontView Parties. In addition, if this Agreement is terminated for any reason, then the OP LPA Amendment shall immediately be entered into to provide for the Termination Payment Rights under the OP LPA.

7.12       Subsidiary OP Promote.

(a)	The Parties acknowledge and agree that:

(i)        Currently Section 4.2(e) of the OP LPA contemplates that following a repayment of the Preferred REIT Unit Preferred Return, Series A Preferred Return and Common Preferred Return (each, as defined in the OP LPA) (collectively, the “Subsidiary OP Preferred Return”) all distributions by the Subsidiary OP will be paid 80% to the holders of the common units in the Subsidiary OP and 20% to the Subsidiary OP GP; and

(ii)       Such distribution priorities in Section 4.2 of the OP LPA were intended to apply to the distribution of Net Cash Flow, but not to Net Capital Proceeds. With respect to distributions of Net Capital Proceeds, the Parties intend that, following the payment of the Subsidiary OP Preferred Return (in the order and manner provided in Section 4.2(a)-(d) of the OP LPA), distributions of Net Capital Proceeds will be made in accordance with Section 10.3(b)-(g) of the OP LPA (which contemplates that Unreturned Preferred REIT Capital, Unreturned Preferred Capital, and Unreturned Common Capital (each as defined in the OP LPA) will be repaid before the Subsidiary OP GP receives a 20% share of remaining distributions).

(iii)         The General Partners and the Subsidiary REIT, as the sole limited partner of the Subsidiary OP, hereby agree that (i) during the term of this Agreement all distributions of Net Capital Proceeds by the OP LPA shall be made as provided in Section 7.12(a)(ii) (the “Capital Proceeds Distribution Priorities”), and (ii) they shall take such actions, and execute such agreements or other instruments as are necessary or desirable to effect, preserve, maintain or document the Capital Proceeds Distribution Priorities and the continued application of such distribution priorities following the termination of this Agreement (which shall include the obligation to amend the OP LPA pursuant to the OP LPA Amendment immediately following any termination of this Agreement).

(iv)	For purposes of this Section 7.12:

(1)         “Capital Transaction” means (a) the sale or other disposition of all or any part of a Property or any Subsidiary Entity (each, as defined in the OP LPA), or (b) any financing or refinancing by the Subsidiary OP or any Subsidiary Entity.

(2)         “Net Capital Proceeds” means Receipts received by the Subsidiary OP from a Capital Transaction (including any release of proceeds received from a Capital Transaction in connection with decreases in the Subsidiary OP’s reserves) less any expenses pertaining to such Capital Transaction and amounts set aside as reserves, in each case, as reasonably determined by the General Partner; and

(3)         “Net Cash Flow” means all Distributable Cash (as defined in the OP LPA) that does not constitute Net Capital Proceeds.

(v)   In connection with the IPO, (i) the Capital Accounts (as defined in the OP LPA) of the partners of the Subsidiary OP shall be adjusted to reflect the revaluation of the Subsidiary OP property in accordance with Section 1.2 of Exhibit A to the OP LPA based on the initial offering price of the Common Stock issued in the IPO, (ii) Subsidiary OP GP shall convert all of its positive Capital Account balance (after the adjustment described in clause (i)) into OP Units equal in value to such converted Capital Account balance based on the initial offering price of the Common Stock issued in the IPO, and (iii) Subsidiary OP GP shall distribute those OP Units to its partners and to the partners (and owners) of such partners prior to the Closing.

7.13 Outsourcing Agreement. The Parties acknowledge and agree that the accounting and human resources functions of the FVR Management Business (the “Excluded Support Functions”) are currently provided by certain employees of the Management Parties that are located in Canada (the “Excluded Support Individuals”). Notwithstanding anything to the contrary set forth herein, the Excluded Support Individuals shall not constitute Business Employees hereunder, and the assets, properties, interests and rights used by the Management Parties in providing the Excluded Support Functions shall not constitute Business Assets. However, at Closing the applicable Management Parties shall enter into an agreement with the applicable FVR Parties pursuant to which the Management Parties will agree to provide the Excluded Support Functions to the FVR Parties following the Internalization on the terms set forth on Schedule 7.13 here, in a form reasonably agreed by the Management Parties and FVR Parties following the Effective Date (the “Outsourcing Agreement”).

7.14       Office Space License. The Parties acknowledge and agree that three employees of PSF Brokerage, LP (“PSF”) currently utilize three office spaces within the Office Premises as part of PSF’s operations. At Closing, the Management Parties shall either (i) cause the PSF employees to vacate the Office Premises or (ii) cause PSF to enter into a License Agreement with the FVR Parties to permit PSF to continue to use the three office spaces that they currently occupy in the Office Premises on the terms set forth on Schedule 7.14 (the “Office Space License”), and such other terms as have been reasonably approved by the FVR Parties; provided, that the terms of the Office Space License shall not conflict with, result in a violation or breach of, or constitute an event which, with or without notice or passage of time, would constitute a default under the Office Lease.

ARTICLE 8

CLOSING CONDITIONS

8.1         General Conditions. The respective obligations of the Management Parties and the FrontView Parties to consummate the transactions contemplated by this Agreement shall be subject to, at or prior to the Closing, (a) there being be no Governmental Authority that shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement and (b) no Governmental Authority shall have commenced, or threatened in writing to commence, any action for the purpose of prohibiting or otherwise challenging or interfering with the transactions contemplated by this Agreement.

8.2         FrontView Parties’ Conditions. The FrontView Parties’ obligation to deliver and issue the OP Unit Consideration and the obligation to take the other actions required pursuant to this Agreement to be taken by the FrontView Parties at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by the FrontView Parties):

(a)       Each of the representations and warranties of the Management Parties contained in Article 3: (i) that is a Fundamental Representation of the Management Parties shall be true and correct in all respects (other than de minimis inaccuracies) as of the Effective Date and as of the Closing as if made on and as of the Closing; provided that representations and warranties that are made as of a specific date shall speak only as of such date, and (ii) that is not a Fundamental Representation of the Management Parties (x) that is qualified by materiality or Material Adverse Effect on Operations shall be true and correct in all respects (other than de minimis inaccuracies) (giving effect to any Material Adverse Effect on Operations, material adverse effect or other materiality qualifier therein) and (y) is not qualified by materiality or Material Adverse Effect on Operations shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Closing as if made on and as of the Closing; provided that representations and warranties that are made as of a specific date shall speak only as of such date.

(b)      The Management Parties shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by the Management Parties under this Agreement at or prior to the Closing Date, and the Management Parties shall have delivered all items required to be delivered at the Closing pursuant to Section 6.2(a).

(c)       Simultaneously with Closing, (i) FrontView REIT (or a subsidiary thereof) and Stephen Preston shall have executed and delivered the Preston Employment Agreement and (ii) FrontView REIT (or a subsidiary thereof) and Randall P. Starr shall have executed and delivered the Starr Employment Agreement, each of which shall be effective as of the Effective Time.

(d)      The REIT Contribution Transactions and the IPO shall have occurred, or shall occur substantially concurrently with the Closing.

(e)       No Material Adverse Effect on Operations shall occur as a result of the Internalization.

(f)       The Management Parties shall have delivered to the FrontView Parties a certificate each Management Party, dated as of the Closing, certifying as to the matters set forth in Section 8.2(a), 8.2(b), and 8.2(e) and that: (a) the Organizational Documents of the Management Parties, which are attached to the certificate, are true and complete; (b) such Organizational Documents have been in full force and effect in the form attached to the certificate from and after the date of the adoption of the resolutions referred to in clause (c) below and no amendment to such Organizational Documents has occurred since the date of the last amendment attached thereto (if any); and (c) the resolutions adopted by the board or managers, as applicable, of the Management Parties and attached to the certificate authorizing the execution, delivery, and performance of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, remain in full force and effect and have not been amended, rescinded, or modified, except to the extent attached to the certificate.

8.3         Management Parties’ Conditions. The Management Parties’ obligations to take the actions required pursuant to this Agreement to be taken by Management Parties at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part by the Management Parties):

(a)      Each of the representations and warranties of the FrontView Parties contained in Article 4 and Article 5: (i) that is a Fundamental Representation of the Management Parties shall be true and correct in all respects (other than de minimis inaccuracies) as of the Effective Date and as of the Closing as if made on and as of the Closing; provided that representations and warranties that are made as of a specific date shall speak only as of such date, (ii) that is not a Fundamental Representation of the FrontView Parties shall be true and correct in all material respects as of the Effective Date and as of the Closing as if made on and as of the Closing; provided that representations and warranties that are made as of a specific date shall speak only as of such date.

(b)       The FrontView Parties shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by such Party under this Agreement on or prior to the Closing Date (including the issuance of the OP Unit Consideration), and the FrontView Parties shall have delivered all items required to be delivered at the Closing pursuant to Section 6.2(b).

(c)       Simultaneously with Closing, (i) a subsidiary of FrontView REIT and Stephen Preston shall have executed and delivered the Preston Employment Agreement and (ii) a subsidiary of FrontView REIT and Randall P. Starr shall have executed and delivered the Starr Employment Agreement, each of which shall be effective as of the Effective Time.

(d)       The REIT Contribution Transactions and the IPO shall have occurred, or shall occur substantially concurrently with the Closing.

ARTICLE 9

TERMINATION

9.1          Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)       by either the Management Parties or the FrontView Parties if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) on or before the Outside Closing Date;

(b)       by the FrontView Parties if there has been a material breach of any representation, warranty, covenant or agreement of any Management Party such that one or more of the conditions to Closing set forth in Section 8.2 are not capable of being fulfilled by the Outside Closing Date; provided that (i) the applicable Management Party has not cured such breach within ten (10) Business Days from the date of written notice by FrontView Parties of such breach and (ii) no FrontView Party is in material breach of its obligations under this Agreement;

(c)       by the Management Parties if there has been a material breach of any representation, warranty, covenant or agreement of any FrontView Party such that one or more of the conditions to Closing set forth in Section 8.3 are not capable of being fulfilled by the Outside Closing Date; provided that (i) the applicable FrontView Party has not cured such breach within ten (10) Business Days from the date of written notice by Management Parties of such breach and (ii) no Management Party is in material breach of its obligations under this Agreement; or

(d)      by mutual written consent of the Management Parties and the FrontView Parties.

9.2         Effect of Termination. Each of the Management Parties’ and FrontView Parties’ right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the rights and obligations in Section 7.11 and Section 7.12 (including the obligation to effectuate the OP LPA Amendment) and in this Section 9.2 and Article 10 will survive any termination. In addition, if this Agreement is terminated by the FrontView Parties or the Management Parties because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement or other breach of this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

MISCELLANEOUS

10.1       Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement shall terminate at the upon the Closing; provided that

(a)        this Section 10.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance as of or after the Closing, as the case may be (including Section 7.8);

(b)        the Fundamental Representations shall survive the Closing and shall terminate on the expiration of the applicable statute of limitations with respect thereto, and

(c)        the representations and warranties set forth in Section 3.4 (Sufficiency of Assets) and Section 3.20 (General Partners) (collectively, the “Limited Survival Representations”) shall survive the Closing until the date that is six (6) months after the Closing Date (the “Limited Survival Period”), following which they shall automatically be null and void, unless, following Closing but prior to the end of the Limited Survival Period, the FVR Parties shall have provided notice to the Management Parties of a breach of the Limited Survival Representations (which notice shall set forth in reasonable detail the nature of the alleged breach and the estimated damages sought with respect thereto), in which case the Limited Survival Representations will survive solely with respect to the breach set forth in such notice until the resolution thereof (whether by settlement among the Parties or pursuant to any final, non-appealable judgment from a court of competent jurisdiction); provided that, notwithstanding the foregoing, other than in the case of fraud:

(i)         in no event shall the Management Parties’ liability for breaches of the Limited Survival Representations exceed one million dollars ($1,000,000) in the aggregate; and

(ii)        the FVR Parties shall not make any claim and are not entitled to recover any amount hereunder with respect to breaches of Limited Survival Representations unless and until the aggregate damages suffered by the FVR Parties in respect of breaches of Limited Survival Representations exceeds an amount equal to one hundred thousand dollars ($100,000) in the aggregate (in which event the FVR Parties will be entitled to recover the full amount of their damages, subject to the immediately foregoing clause (i) and the other limitations set forth herein). Other than with respect to the Fundamental Representations and Limited Survival Representations, following the Closing, no party shall have any Liability for any inaccuracy in or breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant hereto. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or prejudice any rights, remedies or claims in the case of fraud.

10.2       Definitions. For purposes of this Agreement, certain defined terms (and variations thereof) have the meanings specified or referred to in Appendix I. Other terms are defined throughout the body of this Agreement.

10.3       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand; (b) when received (or refused) by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent before 5:00 p.m. recipient’s local time, and on the next Business Day if sent after 5:00 p.m. recipient’s local time; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Unless hand-delivered, such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as may be specified in a notice given in accordance with this Section 10.3):

If to the Management Parties:

NADG NNN Operating LP

3131 McKinney Avenue, Suite L10

Dallas, TX, 75204

Attention: Stephen Preston, Co-Chief Executive Officer

e-mail: spreston@nadgus.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson, LLP

One New York Plaza

New York, NY 10004

Attention: Stuart Barr

Email: stuart.barr@friedfrank.com

If to the FrontView Parties:

FrontView REIT, Inc .s

3131 McKinney Avenue, Suite L10

Dallas, TX, 75204

Attention: Stephen Preston, Co-Chief Executive Officer

e-mail: spreston@nadgus.com

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson, LLP One New York Plaza

New York, NY 10004

Attention: Stuart Barr

Email: stuart.barr@friedfrank.com

Any Party sending a notice, demand, request or other communication by e-mail shall also send a hard copy of such notice, demand, request or other communication by one of the other means of providing notice set forth in this Section 10.3.

10.4       Remedies Cumulative. The rights and remedies specified in any provision of this Agreement are in addition to all the rights and remedies a Party may have under any other provision of this Agreement or Applicable Law, including any right to equitable relief and any right to sue for damages under this Agreement, and all such rights and remedies are cumulative, provided that no Person shall be entitled to more than one recovery for the same loss. Without limiting the foregoing, no exercise of a remedy shall be deemed an election excluding any other remedy (any such claim by any other Party being hereby waived).

10.5       Entire Agreement; Amendment; Waiver; Severability. This Agreement shall be deemed to have incorporated by reference all of the appendices, schedules and exhibits referred to herein to the same extent as if such appendices, schedules and exhibits were fully set forth herein. This Agreement and the appendices, schedules and exhibits attached hereto (and the Transaction Documents, including any schedules and annexes thereto) represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings among the Parties with respect to that subject matter. This Agreement may not be amended or modified except by a written instrument executed by an authorized officer of each of the Parties. The granting of any waiver with respect to any failure to comply with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement, and no waiver of any provision hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, and a waiver with respect to any individual failure, breach or default shall not act as a waiver in respect of any other failure, breach or default not expressly identified by such written waiver. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any other Governmental Authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.6       Assignment; Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties hereto, and their respective successors and permitted assigns, but no assignment of this Agreement or any of the rights or obligations set forth herein shall relieve any Party of its obligations hereunder. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that the FrontView Parties may, without the written consent of any Management Party, assign all or a portion of its rights under this Agreement to FrontView REIT, or to any of its subsidiaries. Any purported assignment of rights or delegation of obligations in violation of this Section 10.6 will be null and void.

10.7      Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations and without regard to the conflicts of law rules thereof.

10.8       Disclosure Schedules. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “materially” or other similar terms in this Agreement.

10.9       No Third Party Beneficiaries. The Parties do not intend to confer any benefit under this Agreement upon anyone other than the Parties, and nothing contained in this Agreement will be deemed to confer such benefit on any other Person.

10.10    Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” or “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by legal counsel in the negotiation, execution and delivery of this Agreement, and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its Representatives were the drafters of any such provision. The captions and other headings contained in this Agreement are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer, and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” “Appendix,” “Exhibit” or “Schedule” refer to such item of or attached to this Agreement. Whenever the context requires, defined terms used in the singular shall include the plural and the plural shall include the singular.

10.11     Computation of Time. Time is of the essence with respect to all time periods and due dates in this Agreement. However, if the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls upon a day which is not a Business Day, then the Party having such privilege or duty will have until 5:00 p.m. its local time on the next succeeding regular Business Day to exercise such privilege or to discharge such duty.

10.12     DISPUTE RESOLUTION; CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL LIE EXCLUSIVELY IN FEDERAL OR STATE COURT LOCATED IN DALLAS, TEXAS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

10.13     Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which will constitute an original, and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or Portable Document Format (PDF) shall be as effective as delivery of a manually executed counterpart.

10.14     Damages. For all purposes of this Agreement and the Transaction Documents, including without limitation in connection with any claim for breach of contract or arising out of acts or omissions constituting fraud, a Party’s damages for such claim shall include any loss, liability, cost, royalty payment, damage, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, attorneys’ fees and expenses and all amounts paid to a third party in connection with the investigation, defense or settlement of any of the foregoing); provided, that in no event shall any Party be liable for punitive or exemplary damages, except to the extent such damages are paid to a third party.

10.15     Indemnification Provisions. The FrontView Parties acknowledge that the Management Parties (together with certain of their Affiliates, direct and indirect shareholders, and their respective employees, directors, officers and other similar related parties) constitute “GP Indemnitees” (as such term is defined in the OP LPA) and/or “Covered Persons” (as such term is defined in the Organizational Documents of the Subsidiary REIT) and, as such, are entitled to indemnification and exculpation from liabilities from the Subsidiary OP and/or the Subsidiary REIT pursuant to, and subject to the terms of, the Organizational Documents of the Subsidiary OP and the Subsidiary REIT in effect as of the Effective Date (such parties that are entitled to indemnification and exculpation under such Organizational Documents, the “Management Indemnitees”, and such indemnification and exculpation rights provided thereto under such Organizational Documents, the “Maintained Rights”). The FrontView Parties hereby agree that (i) the Maintained Rights shall not be reduced or limited in any respect by the terms of this Agreement, and (ii) the FrontView Parties shall not amend, modify or otherwise reduce the Maintained Rights following Closing, as such Maintained Rights apply to actions or omissions taken by Management Indemnitees prior to Closing.

10.16     Release.

(a)       Effective as of the Closing, except for any rights or obligations under this Agreement or the other Transaction Documents (including without limitation, claims for breach or acts or omissions of any other Party constituting fraud), each of the FrontView Parties, on behalf of itself and each of its Affiliates (including the General Partners, following the Closing) and each of its current and former officers, trustees, directors, employees, partners, members, advisors, successors and assigns (collectively, the “FV Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Management Indemnitees, their respective Affiliates and each of their respective current and former officers, trustees, directors, employees, partners, members, advisors, successors and assigns (collectively, the “FV Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the FV Releasing Parties may have against each of the FV Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the FV Released Parties occurring or arising on or prior to the date of this Agreement.

(b)       Effective as of the Closing, except for any rights or obligations under this Agreement or the other Transaction Documents (including without limitation, claims for breach or acts or omissions of any other Party constituting fraud) and any Maintained Rights, each of the Management Parties, on behalf of itself and each of its Affiliates, and each of its current and former officers, trustees, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Management Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the FrontView Parties, their respective Affiliates and each of their respective current and former officers, trustees, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Management Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Management Releasing Parties may have against each of the Management Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Management Released Parties occurring or arising on or prior to the date of this Agreement.

[This space intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

FRONTVIEW REIT:

FRONTVIEW REIT, INC.

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

FRONTVIEW OP:

FRONTVIEW OPERATING PARTNERSHIP LP

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

SUBSIDIARY REIT:

NADG NNN PROPERTY FUND LP

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

SUBSIDIARY OP:

NADG NNN OPERATING LP

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

MANAGEMENT PARENT 1:

NADG (US) LLLP

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

[Signature Page to Amended and Restated Internalization Agreement]

MANAGEMENT PARENT 2:

NADG (US), INC.

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

SUBSIDIARY REIT GP:

NADG NNN PROPERTY FUND GP, LLLP

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

SUBSIDIARY OP GP:

NADG NNN OPERATING GP, LLLP

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

NARS:

NORTH AMERICAN REALTY SERVICES, LLLP

By:	/s/ Stephen Preston
Name:	Stephen Preston
Title:	Authorized Person

Acknowledged and Agreed for purposes of Section 7.8:

/s/ Stephen Preston
Stephen Preston

/s/ Randall P. Starr
Randall P. Starr

[Signature Page to Amended and Restated Internalization Agreement]

APPENDIX I

CERTAIN DEFINED TERMS

The terms set forth in the table below are defined in the Section indicated. Additional defined terms appear beneath the table.

Accounts Receivable	Section 1.1(e)
Additional Employee	Section 7.4(a)
Additional Executive Agreement	Section 7.4(f)(ii)
Aggregate Share Amount	Section 2.1(a)
Agreement	Introductory Paragraph
Assigned Intellectual Property	Section 1.1(i)
Assigned Permits	Section 1.1(d)
Assignment of Office Lease	Section 6.2(a)(iv)
Assumed Contracts	Section 1.1(b)
Assumed Liabilities	Section 1.3
Business Asset Assignment and Assumption Agreement	Section 6.2(a)(iii)
Business Assets	Section 1.1
Capital Proceeds Distribution Priorities	Section 7.12(a)(iii)
Capital Transaction	Section 7.12(a)(iv)(1)
CFO	Section 7.4(a)
Closing	Section 6.1
Closing Date	Section 6.1
Common Stock	Background Statement
Competitive Business	Section 7.8(a)
Confidential Information	Section 7.8(e)
Continuing Employees	Section 7.4(b)
Contribution Value	Section 2.1(b)(ii)
Effective Time	Section 6.1
Excluded Assets	Section 1.2
Excluded Records	Section 1.2(f)
Excluded Support Functions	Section 7.13
Excluded Support Individuals	Section 7.13
Exit Transaction	Section 7.11(a)
Files and Records	Section 1.1(c)
FrontView OP	Introductory Paragraph
FrontView Parties	Introductory Paragraph
FrontView Party	Introductory Paragraph
FrontView REIT	Introductory Paragraph
FV Released Parties	Section 10.16(a)
FV Releasing Parties	Section 10.16(a)
FVR Parties	Article 5
FVR Party	Article 5
General Partners	Introductory Paragraph
GP Interest Contribution Agreement	Section 6.2(a)(ii)
GP Interests	Background Statement

Independent Special Committee	Background Statement
Internalization	Background Statement
IPO	Background Statement
IPO Pursuit Period	Section 7.11(a)
JLLS	Section 4.3(a)
Key Executive Employment Agreements	Section 7.4(f)(i)
Key Executive Event	Section 7.4(g)
Limited Survival Period	Section 10.1(c)
Limited Survival Representations	Section 10.1(c)
Maintained Rights	Section 10.15
Management Contributor	Section 1.1
Management Contributors	Section 1.1
Management Fees	Background Statement
Management Indemnitees	Section 10.15
Management Insurance Policies	Section 3.17
Management Parent	Introductory Paragraph
Management Parent 1	Introductory Paragraph
Management Parent 2	Introductory Paragraph
Management Parties	Introductory Paragraph
Management Party	Introductory Paragraph
Management Released Parties	Section 10.16(b)
Management Releasing Parties	Section 10.16(b)
Management Services	Background Statement
NADG REIT Parties	Introductory Paragraph
NADG REIT Party	Introductory Paragraph
NARS	Introductory Paragraph
Net Capital Proceeds	Section 7.12(a)(iv)(2)
Net Cash Flow	Section 7.12(a)(iv)(3)
Office Lease	Section 1.1(b)
Office Premises	Section 3.7(a)
Office Space License	Section 7.14
OP LPA	Background Statement
OP LPA Amendment	Section 7.11(c)
OP Unit Consideration	Section 2.1(b)(i)
Outparcel Properties	Section 7.8(a)
Outside Closing Date	Section 6.1
Outsourcing Agreement	Section 7.13
Owned Personal Property	Section 1.1(a)
Parties	Introductory Paragraph
Party	Introductory Paragraph
Permits	Section 3.10
Prepaid Items	Section 1.1(f)
Preston Employment Agreement	Section 7.4(f)(i)
Prohibited Activities	Section 7.8(a)
PSF	Section 7.14
REIT Contribution Transactions	Background Statement

Remaining Key Executive	Section 7.4(g)(i)
Replacement CEO	Section 7.4(g)(ii)
Restricted Parties	Introductory Paragraph
Restricted Party	Introductory Paragraph
Retained Business	Section 1.2
Starr Employment Agreement	Section 7.4(f)(i)
Straddle Period	Section 2.2
Subsidiary OP	Introductory Paragraph
Subsidiary OP GP	Introductory Paragraph
Subsidiary OP Preferred Return	Section 7.12(a)(i)
Subsidiary REIT	Introductory Paragraph
Subsidiary REIT GP	Introductory Paragraph
Target Assets	Section 1.1
Termination Payment	Section 7.11(a)
Termination Payment Amount	Section 7.11(a)
Termination Payment Rights	Section 7.11(a)
Territory	Section 7.8(a)
Transfer Taxes	Section 7.5(a)

* * * * *

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Persons specified, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that none of the Management Parties shall be deemed Affiliates of the FrontView Parties hereunder, or vice versa.

“Affiliate Agreements” means any Contracts between (i) any FrontView Party, or any of their respective subsidiaries, on the one hand, and (ii) the Management Parties or any of their Affiliates, on the other hand.

“Applicable Law” means all applicable provisions of any constitution, statute, common law, ordinance, code, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted or issued by any Governmental Authority or arbitrator or arbitration panel.

“Blue Sky Laws” means applicable state securities laws.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business Employee” means any Employee performing Management Services, as of the date of this Agreement, or who is necessary for the operation of the FVR Management Business, as conducted on the Effective Date , in either case, other than the Key Executives.

“Business IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) used (including through cloud-based or other third-party service providers) in the provision of Management Services.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Contract” means any contract, agreement, commitment, arrangement, undertaking or understanding of any kind whatsoever, written or oral, together with all related amendments, modifications, and supplements thereto.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Management Parties to the FrontView Parties or by the FrontView Parties to the Management Parties, as applicable, on the date of this Agreement.

“Employee” means any person who is or was formerly employed by the Management Parties, including any individuals engaged through a temporary staffing or leasing agency.

“Employee Benefits Plan” means any plan, program, policy, arrangement or contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (i) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (iv) any other deferred-compensation, retirement, severance, health, welfare, post-employment welfare, retention, change in control, reimbursement, bonus, profit-sharing, incentive, fringe benefit, long- or short-term disability, vacation, sick time or other paid time-off plan, employment agreement, consulting or independent contractor agreement, offer letter, or any other benefit plan, program or arrangement other than any plan, program, policy, arrangement or contract mandated by applicable Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Equity Securities” shall mean, with respect to any Person, any and all (a) shares of capital or corporate stock, (b) limited liability company interests, (c) partnership interests, (d) common equity interests, (e) preferred equity interests, (f) warrants, calls, subscriptions, options, or other rights to obtain any of the foregoing, and (g) all securities or certificates exchangeable for, or convertible or exercisable into, any of the foregoing, in each case, of such Person.

“Fundamental Representations” means the representations and warranties, (i) with respect to the Management Parties, set forth in Section 3.1(a) (Organization), Section 3.2(a) (Authority; Enforceability), Section 3.3 (Ownership of GP Interests), and Section 3.18 (Brokers), (ii) with respect to the NADG REIT Parties, set forth in Section 4.1 (Organization), Section 4.2(a) (Authority; Enforceability), and Section 4.5 (Brokers), and (iii) with respect to the FVR Parties, set forth in Section 5.1 (Organization), Section 5.2(a) (Authority; Enforceability), Section 5.4 (OP Units), and Section 5.6 (Brokers).

“FVR Management Business” shall mean the business of providing the Management Services to the FrontView Parties. For the avoidance of doubt, to the extent that the Management Parties provide services to Persons other than the FrontView Parties, such services shall not constitute Management Services, and the business of providing such services shall not be considered a part of the FVR Management Business.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, negative cash balances and overdrafts, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations pursuant to leases that are required to be treated as capitalized or finance leases under GAAP (whether or not they have been treated as capitalized or finance leases by any Management Party in the past) or to pay the deferred purchase price of property or services, except trade accounts payable; (d) interest rate protection agreements, forward purchase agreements, commodity hedging agreements or similar hedging instruments; and (e) any guaranty or pledge in support of any of the foregoing, in each case, including all associated interest and all prepayment premiums, penalties and fees associated with the prepayment or retirement of any of the foregoing.

“Intellectual Property” means all (a) patents, (b) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, and corporate names (and all translations, adaptations, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including mask works), (d) registrations, applications and renewals for any of the foregoing, (e) computer software (including source code and object code), data, data bases and documentation thereof, and (f) Trade Secrets and other Confidential Information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, business and marketing plans and customer and supplier lists and related information.

“IRS” means the United States Internal Revenue Service.

“Key Executives” means Stephen Preston and Randall P. Starr.

“Knowledge” and any derivation thereof means the knowledge of Stephen Preston, Randall Starr and Sean Fukumura after reasonable inquiry of such person’s direct reports.

“Liabilities” means, with respect to any Person, any debt, liability, claim, expense, commitment or obligation of such Person (whether directly incurred or consequential, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, due or to become due) of every kind and description, including any liability for Indebtedness or for Taxes, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any mortgage, deed to secure debt, deed of trust, security interest, lien, pledge, charge, right of refusal, encumbrance or adverse claim of any kind and any other security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and the interest of a lessor or lessee under a lease treated as a capitalized lease under GAAP.

“Material Adverse Effect on Operations” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to materially and adversely affect the FrontView Parties’ ability to operate the FVR Management Business, taken as a whole, immediately after Closing in the substantially the same manner as the FVR Management Business was operated by the Management Parties prior to Closing.

“NADG Common Units” means “Common Units”, as such term is defined in the Subsidiary REIT LPA.

“Office Premises” means the “Premises” (as such term is defined in the Office Lease) located in Dallas, Texas.

“OP Units” means units of limited partnership interests in FrontView OP, which shall have the same rights and obligations provided to all other common equity interests in FrontView OP.

“Organizational Documents” means, with respect to any business organization, as applicable, its certificate or articles of incorporation, by-laws, certificate or articles of formation, limited liability company or operating agreement, limited partnership agreement, or any comparable formation document, in each case, as amended, restated or supplemented through the Effective Date .

“Permitted Lien” means any Lien either (i) imposed by Applicable Law for ad valorem property Taxes for the current Tax period that are not yet due and payable, (ii) imposed by Applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen or similar parties, or (iii) Liens relating to any capital or equipment leases or any purchase money interest under the Uniform Commercial Code.

“Person” means any individual, sole proprietorship, partnership, joint venture, estate, trust, unincorporated organization, association, corporation, limited liability company, institution or other entity, including any that is a Governmental Authority.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“REIT Executive Committee” means the “Executive Committee” as defined in the Subsidiary REIT LPA.

“Representatives” means, as applicable to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants, subcontractors and other agents of such Person.

“Restricted Period” means the period beginning at the Effective Time and ending on the one (1) year anniversary of the Effective Time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary REIT LPA” means that certain Limited Partnership Agreement of Subsidiary REIT dated as of January 6, 2016.

“Tax” means any (a) tax, charge, fee, levy, penalty or other assessment imposed by any Governmental Authority, including income, franchise, business and occupation, profits, margin, gross margin, capital gains, capital stock, transfer, sales, use, escheat, unclaimed property, abandonment, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), employment, unemployment, workers compensation, sick pay, disability, registration and other tax, assessment, charge, duty, interest, fee, levy or other similar governmental charge of any kind whatsoever, whether disputed or not, together with any estimated tax, deficiency assessment, addition to tax, charge, duty, levy, penalty and interest; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for the payment of any amount of a type described in clause (a) or clause (b) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, information return, claim for refund, statement, or other document, including any schedule or attachment thereto, and including any amendment thereof, relating to Taxes.

“Trade Secret” means information of a Party including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and is the subject of efforts which are reasonable under the circumstances to maintain its secrecy, and any other information that is a trade secret within the meaning of Applicable Law.

“Transaction Documents” means this Agreement and all other agreements, instruments, and documents contemplated hereby or delivered herewith.

Exhibits

Exhibit A – REIT Contribution Transactions

Exhibit B – 1 - Preston Employment Terms

Exhibit B – 2 - Starr Employment Terms

Exhibit C - OP LPA Amendment

A-1